Exhibit 99.1

Granite Construction Incorporated Announces Retirement of William G. Dorey and Appointment of James H. Roberts as New President and CEO

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 17, 2010--Granite Construction Incorporated (NYSE:GVA) announced today that President and Chief Executive Officer (CEO) William G. Dorey will retire on August 31 after 42 years with the company and that James H. Roberts has been named as president and CEO effective September 1. Mr. Dorey will continue as a member of the board of directors.

Commenting on the retirement, William H. Powell, chairman of the board of directors, said, “Bill’s contribution and dedication to the success and the culture of Granite have been invaluable. He is an inspirational leader whose management style empowers people to do their best and to make a difference. On behalf of the entire board, we thank him for his many years of service and we look forward to his continuing role as a member of the board.

“I am pleased to announce the board’s naming of Jim Roberts as Granite’s next chief executive officer,” Powell continued. “Jim is an experienced and visionary leader who has demonstrated his ability to effect constructive change and lead the company in the future.”

Roberts, 53, joined Granite in 1981 and was named to his current role as executive vice president and chief operating officer in September 2009. He has held several leadership positions at Granite, including senior vice president and manager of the company’s construction and vertically integrated business in the West.

“I am honored to have the opportunity to lead this great company,” said Roberts. “I feel all the more privileged to succeed Bill, whose outstanding values-based leadership style and personal integrity have served as a model for all of us. Bill has successfully led Granite through various business and economic cycles and was instrumental in the diversification of our project portfolio. My goal is to further strengthen and grow our position in the industry while continuing to build and maintain the culture that has remained a cornerstone of Granite’s success for more than eight decades.”

Roberts will succeed Dorey, who has served as Granite’s CEO since 2004. The following is an excerpt from a letter that Dorey sent to all Granite employees this morning:

“The journey from 1968 to today for me has been a labor of love that has been both challenging and enormously rewarding. I feel lucky to have met so many wonderful people along the way. The people at Granite work hard because they choose to and are incredibly talented, responsible and dependable and regularly perform beyond expectations. It has been a privilege for me to be a part of this special company for the past 42 years.

“I will be retiring on August 31 of this year. This is a bittersweet time for me. I look forward to the freedom that retirement will bring, but I also know that I will miss the challenges of the business, my teammates at Granite and friends in the industry across the country. This news should come as no surprise, as I will be 66 years old in November and am one of the last of my generation of senior leaders to retire. The company has been diligently working on a succession plan for the past several years in preparation for this transition.

“I have known and worked with Jim for his entire career and am in full agreement with the board’s decision. I am certain that Granite will be in very good hands. Jim is a proven Granite leader, who has been delivering the goods for 28 years. Jim will have the benefit of a capable, next-generation senior team that is ready to lead. In addition, strong business unit management, terrific engineering, financial talent and experienced builders throughout our system will complement Jim’s team. I am confident that Granite is poised to come roaring out of the current recessionary business climate stronger than ever, with the depth of talent to grow and satisfy the personal and professional aspirations of all our stakeholders, particularly our dedicated employees and our investors, who put their trust and capital in our hands.

“My intention is to stay involved with the company to the degree that I can be helpful. I will stay on our board, be involved in certain business development activities and continue to work to increase public funding for infrastructure, which is critical to America’s future. In addition, I hope to be a seat-filler at many San Francisco Giants baseball games.

“I want to thank all of our people across the country (both current and past employees) for your support and dedication. No CEO has ever been more blessed. It has been my honor to be on your team.”

The letter in its entirety can be read on the company’s Web site at www.graniteconstruction.com.

About James H. Roberts

Roberts joined Granite in 1981 and has held a number of positions within the company, including estimator, project manager and Nevada/Utah regional manager. In 2004 he was named senior vice president and manager of the branch business, overseeing businesses in California, Arizona, Utah, Nevada, Washington and Alaska.

Roberts has served as chair of the National Asphalt Pavement Association, as president of the Nevada Chapter of the Associated General Contractors and as a member of the Nevada Chapter of the Young Presidents’ Organization. He is also currently a trustee emeritus of the University of Nevada, Reno Foundation.

A native of California, Roberts earned bachelor’s and master’s degrees in civil engineering from the University of California at Berkeley and a master’s degree in business administration from the University of Southern California. He is a graduate of the Executive Program at Stanford University.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

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CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741